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SCHEDULE 14A

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GULFPORT ENERGY CORPORATION
(Name of Registrant as Specified in Its Charter)

FIREFLY VALUE PARTNERS, LP FVP MASTER FUND, L.P. FVP GP, LLC FIREFLY MANAGEMENT COMPANY GP, LLC ARIEL WARSZAWSKI RYAN HESLOP SAMANTHA HOLROYD
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Firefly Value Partners, LP, together with the other participants named herein (collectively, “Firefly”), intends to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of director nominees at the upcoming annual meeting of stockholders of Gulfport Energy Corporation, a Delaware corporation (the “Company”).

Item 1: On March 2, 2020, Firefly issued the following press release:

Firefly Value Partners Nominates Two Candidates for Gulfport Energy Board of Directors

Independent, Shareholder-Aligned Voices are Needed in Boardroom to Reverse Gulfport’s History of Value Destruction, Strategic Missteps, Lax Oversight and Corporate Governance Failures

Firefly Nominees Samantha Holroyd and Ryan Heslop Would Bring Valuable Industry and Shareholder Perspectives to the Board

New York – (March 2, 2020) – Firefly Value Partners, LP (together with its affiliates, “Firefly”), which manages funds that, together with affiliates, collectively beneficially own 13.1% of the outstanding common stock of Gulfport Energy Corporation (“Gulfport” or the “Company”) (Nasdaq: GPOR), today announced that Firefly is delivering notice of its nomination of two exceptional professionals for election to the Company’s Board of Directors (the “Board”) at the 2020 Annual Meeting of Stockholders (the “Annual Meeting”).

Firefly also today issued an open letter to the Company’s shareholders, which, among other things, discusses the need for meaningful change at Gulfport and includes the biographies of Firefly's two director candidates. The letter is available at www.GulfportValue.com and the full text is below.

March 2, 2020

Dear Fellow Gulfport Shareholders,

Firefly Value Partners, LP (together with its affiliates, “Firefly” or “we”) manages funds that, together with affiliates, beneficially own 13.1% of the outstanding common stock of Gulfport Energy Corporation (“Gulfport” or the “Company”) (Nasdaq: GPOR), making Firefly the Company’s largest active stockholder. We were founded in 2006 and are long-term fundamental investors with substantial experience in the natural gas industry, particularly with low-cost Appalachian natural gas producers.

We are not typically activist investors and outside of Gulfport have never formally nominated a slate of director candidates at a company in our portfolio. But Gulfport is different: although the Company has fantastic, best-in-class assets and opportunities; shareholders have suffered at the hands of a Board that has consistently failed to adopt a coherent capital allocation approach, focus on the Company’s core asset base or respond adequately to shareholder input.

It is clear that meaningful change is required for shareholders to realize the value of Gulfport’s assets.

Firefly has had a significant investment in Gulfport since 2013. Notably, over that period – and almost any other period one measures – Gulfport has performed significantly worse than its own chosen peer group1, as well as the energy sector and broader market. Over the last five years, shareholders in Gulfport have lost 98% of their investment – totaling more than $3.4 billion.2 Had shareholders invested in the peer companies instead, they would have approximately fourteen times the value they have today.3

1 Peers defined as Antero Resources Corporation, Southwestern Energy Company, WPX Energy, Inc., CNX Resources Corporation, QEP Resources, Inc., Laredo Petroleum, Inc., Newfield Exploration Company, Range Resources Corporation,

Cimarex Energy Co., Whiting Petroleum Corporation, SM Energy Company, Cabot Oil & Gas Corporation, PDC Energy, Inc., Oasis Petroleum Inc., Rice Energy Inc., and Energen Corporation. Source: 2019 Gulfport Energy Corp. Proxy Statement.

2 Five-year period defined as February 28, 2015 through February 28, 2020.

3 Assumes the investor purchased a market-cap weighted basket of the peer companies, not including Rice Energy, Newfield Exploration, and Energen Corp, which are no longer independent public companies. Source: FactSet.

While it is true that natural gas prices have declined and put pressure on all companies in the sector, Gulfport has suffered much more severely than its peers because of the Board’s failures and bad decisions. In particular, the Board has consistently under-appreciated the value of the Company’s core Utica asset base in its decision-making.

For example, the Board approved the acquisition of a non-core asset in the SCOOP at a $1.8 billion valuation, and did not sell another non-core asset, Gulfport’s shares of Mammoth Energy Services, Inc. (Nasdaq: TUSK), despite our repeated urging. Both of these large assets have dramatically declined in value. The entire market value of Gulfport is now less than $140 million including the SCOOP.4 Gulfport’s Mammoth stake, which peaked above $350 million in value, is now worth $11 million.5 The Board’s inattention and poor decisions have cost shareholders immensely.

In addition, the Board has failed to prevent numerous breaches of good corporate governance. For example, the Board has admitted it failed to detect for many years that the Company’s prior Chief Executive Officer was billing the Company for his personal use of private aircraft and engaging in unauthorized use of his Company credit card, potentially in violation of Section 402 of the Sarbanes-Oxley Act of 2002. Even worse, the Company revealed last week that its third quarter 2019 loss was hundreds of millions greater than shown in its Form 10-Q and that the Company failed to report to shareholders (and the Audit Committee failed to identify) a greater than $500 million impairment expense that should have been reported in that quarter.

During the period of significant value destruction and to this day, the Board has lacked critical skills, experience and an ownership mentality. For example, a Farmers Insurance broker as well as the founding pastor of the LifeChurch served on the Board for a collective 21 years, until Firefly privately called for a change in the composition of the Board in November 2019. These two directors seemingly had no prior oil and gas business experience or the qualifications needed to add value to the Board, and purchased less than $25,000 of stock in the open market during their Board tenures.

Under sustained public and private pressure from Firefly, the Board recently announced its own, unilateral, refreshment plan, including the future resignation of nearly half the board, without immediately naming replacements. This included the future resignation of the Chairman of the Board, who continues to serve as a lame-duck Chairman at this critical time for Gulfport. The Board does not deserve credit for belatedly changing out directors who had no business being on the Board in the first place. Furthermore, this Board, this Chairman, and the current Nomination and Governance Committee should not have free rein to pick new directors to fix the issues they allowed to fester for years prior to Firefly’s pressure, or even be entrusted to identify directors with relevant experience.

The Board has repeatedly refused to substantively engage with us on all of these matters, leaving us convinced that truly changing the direction at Gulfport will require changing the Board.

For all the reasons outlined above, we believe we have been left no choice except to nominate independent candidates for shareholder consideration. Firefly’s nominees are:

•	Samantha Holroyd. Ms. Holroyd is a former energy banker, energy private equity investor and oil and gas engineer. She was recently honored as one of the “25 Influential Women in Energy” for 2020 by Oil and Gas Investor and Hart Energy. Firefly believes that Ms. Holroyd’s extensive experience in the oil and gas industry, both as an engineer and an investor, will make her a valuable asset to the Board.

•	Ryan Heslop. Mr. Heslop is Co-Founder and Co-Portfolio Manager at Firefly, Gulfport’s largest active investor. He has extensive experience as an investor in the natural gas and energy sectors, has followed and invested in Gulfport for seven years, and possesses deep knowledge of Gulfport’s assets, business, and capital structure. Firefly believes that Mr. Heslop will bring a much-needed shareholder perspective to the current Board.

4 Based on Gulfport share price as of market close on February 28, 2020.

5 Based on Mammoth Energy Services, Inc. share price as of market close on February 28, 2020.

Change is clearly needed at Gulfport to restore confidence and drive value creation. We look forward to communicating with our fellow shareholders about the strength of our nominees and the significant opportunities and potential at Gulfport.

Sincerely,

Firefly Value Partners, LP

Nominee Biographies:

Samantha Holroyd – Ms. Holroyd is an independent consultant to the oil and gas industry and a former Managing Director at Lantana Energy Advisors and TPG Sixth Street Partners. Additionally, Ms. Holroyd served as Global Reserves Audit Manager and Business Opportunity Manager at Royal Dutch Shell PLC (NYSE: RDS.A; OTCMKTS: RYDAF), an oil and gas company, Vice President of EIG Global Energy Partners, a provider of institutional capital to the global energy industry, and Vice President of Ryder Scott Company, a petroleum consulting firm. Earlier in her career, she served as a Senior Reservoir Engineer with Tenneco Ventures Corporation, which was an oil and gas exploration, production and financing company, and as a Reservoir Engineer with Atlantic Richfield Company (formerly NYSE: ARC), an oil and gas company. Ms. Holroyd was honored as one of the “25 Influential Women in Energy” for 2020 by Oil and Gas Investor and Hart Energy. She received her Bachelor of Science degree in Petroleum Engineering from the Colorado School of Mines and is a Registered Professional Engineer in the State of Texas.

Ryan Heslop – Mr. Heslop is Co-Founder and Co-Portfolio Manager at Firefly Value Partners, an investment partnership focused on fundamental primary research and business analysis. His role at Firefly Value Partners includes allocating the firm’s capital to long-term value investment opportunities across industries, and he often works with management teams to provide long-term stockholder views and improve capital allocation decisions. Previously, Mr. Heslop worked as an analyst at Elm Ridge Capital Management LLC, a financial services company, as an associate in equity research at Fidelity Investments Inc., a financial services company, and an investment associate at Putnam Investments, a privately owned investment management firm. Mr. Heslop graduated magna cum laude from Harvard University with a Bachelor of Arts degree in Economics and received a Master of Business Administration with distinction from the Kellogg School of Management at Northwestern University.

About Firefly Value Partners, LP

Founded in 2006, Firefly is an investment partnership focused on fundamental primary research and business analysis. Firefly invests with a long-term time horizon in a concentrated portfolio of deeply undervalued companies.

Investor Contact:

John Ferguson / Joe Mills

Saratoga Proxy Consulting LLC

212-257-1311

jferguson@saratogaproxy.com / jmills@saratogaproxy.com

Media Contact:
Dan Zacchei / Joe Germani

Sloane & Company

212-486-9500

dzacchei@sloanepr.com / jgermani@sloanepr.com

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Firefly Value Partners, LP and the other participants named herein (collectively, “Firefly”) intend to file a preliminary proxy statement and an accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2020 annual meeting of stockholders of Gulfport Energy Corporation, a Delaware corporation (the “Company”).

FIREFLY STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS, INCLUDING A PROXY CARD, AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be FVP Master Fund, L.P. (“FVP Master Fund”), Firefly Value Partners, LP (“Firefly Value Partners”), FVP GP, LLC (“FVP GP”), Firefly Management Company GP, LLC (“Firefly Management”), Ariel Warszawski, Ryan Heslop and Samantha Holroyd.

As of the date hereof, FVP Master Fund beneficially owns 20,906,000 shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company. Firefly Value Partners, as the investment manager of FVP Master Fund, may be deemed the beneficial owner of the 20,906,000 shares of Common Stock owned by FVP Master Fund. FVP GP, as the general partner of FVP Master Fund, may be deemed the beneficial owner of the 20,906,000 shares of Common Stock owned by FVP Master Fund. Firefly Management, as the general partner of Firefly Value Partners, may be deemed the beneficial owner of the 20,906,000 shares of Common Stock owned by FVP Master Fund. Each of Messrs. Heslop and Warszawski, as a Managing Member of each of FVP GP and Firefly Management, may be deemed the beneficial owner of the 20,906,000 shares of Common Stock owned by FVP Master Fund. As of the date hereof, Ms. Holroyd does not beneficially own any shares of Common Stock.

###

Item 2: On March 2, 2020, Firefly launched a website to communicate with the Company’s stockholders. The website address is gulfportvalue.com. The following materials (including the abovementioned press release) were posted by Firefly to gulfportvalue.com:

Gulfport Value

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Investor Contact

Saratoga Proxy Consulting LLC
John Ferguson / Joe Mills
212.257.1311
jferguson@saratogaproxy.com /
jmills@saratogaproxy.com

Media Contact

Sloane & Company
Dan Zacchei / Joe Germani
212.486.9500
dzacchei@sloanepr.com /
jgermani@sloanepr.com

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